Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2017

ALISO VIEJO, CA  – August 1, 2017 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the second quarter ended June 30, 2017.

Second Quarter 2017 Operational Results (as compared to Second Quarter 2016):

•	Net income decreased 21.8% to $51.4 million.
•	Income attributable to common stockholders per diluted share decreased 19.2% to $0.21.
•	26 Hotel Comparable Portfolio RevPAR increased 2.5% to $188.00.
•

26 Hotel Comparable Portfolio Adjusted EBITDA Margin,  excluding prior year property tax adjustments, net increased 50 basis points to 34.5%. Excluding the Wailea Beach Resort, due to its extensive repositioning during the second quarter of 2016, the Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net would have decreased by 20 basis points.

•	Adjusted EBITDA increased 1.1% to $102.3 million.
•	Adjusted FFO attributable to common stockholders per diluted share decreased 2.6% to $0.38.

John Arabia,  President and Chief Executive Officer, stated, “During the second quarter our hotels continued to perform at or above our expectations. Notably, our two recently repositioned hotels, the Boston Park Plaza and Wailea Beach Resort, drove outsized revenue and profitability growth during the quarter – a positive trend we expect to continue for the remainder of 2017 and into 2018. Looking forward, we continue to expect our third quarter, year-over-year portfolio RevPAR growth to lag the growth rates of the other three quarters this year due to a shift in the holiday calendar and relative to a highly productive quarter for group business in the same period last year. Nevertheless, group booking trends, group attendance and out-of-the-room spend remain stable and healthy. As a result of the second quarter outperformance, we have increased our full-year 2017 earnings outlook.”

Mr. Arabia added, “Consistent with our stated strategy, we continued to recycle capital as we recently sold the 199-room Marriott Park City and re-invested those proceeds, combined with cash on hand, to acquire the 175-room Oceans Edge Hotel & Marina.  Oceans Edge is long-term relevant real estate and is one of the newest and highest quality hotels in the vibrant and supply-constrained Key West market. We expect Oceans Edge to provide meaningful near-term earnings growth as the property stabilizes and as a result of the growth restrictions in the Key West lodging market.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change		2017	2016	Change

Net Income	$51.4	$65.7	(21.8)%		$115.2	$67.0	72.1%
Income Attributable to Common Stockholders per Diluted Share	$0.21	$0.26	(19.2)%		$0.47	$0.25	88.0%

26 Hotel Comparable Portfolio RevPAR Growth	$188.00	$183.41	2.5%		$172.66	$166.21	3.9%
27 Hotel Pro Forma Portfolio RevPAR (1)	$187.95				$173.11

26 Hotel Comparable Portfolio Occupancy	86.7%	87.3%	(60)	bps	82.2%	82.5%	(30)	bps
26 Hotel Comparable Portfolio ADR	$216.84	$210.09	3.2%		$210.05	$201.47	4.3%

26 Hotel Comparable Portfolio Adjusted EBITDA Margin	34.5%	34.0%	50	bps	31.1%	30.0%	110	bps
27 Hotel Pro Forma Portfolio Adjusted EBITDA Margin (1)	34.5%				31.2%

Adjusted EBITDA	$102.3	$101.1	1.1%		$171.8	$163.0	5.4%
Adjusted FFO Attributable to Common Stockholders	$84.9	$83.2	2.0%		$138.0	$127.4	8.3%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.38	$0.39	(2.6)%		$0.63	$0.59	6.8%

(1)

The 27 Hotel Pro Forma Portfolio includes all 26 hotels owned by the Company as of June 30, 2017, plus the Oceans Edge Hotel & Marina acquired in July 2017. The newly-developed hotel opened in January 2017; therefore, there is no prior year information.

Disclosures regarding the non-GAAP financial measures in this release are included on pages 5 through 7. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 14 of this release. Both the 26 Hotel Comparable Portfolio and 27 Hotel Pro Forma Portfolio Adjusted EBITDA Margins exclude prior year property tax adjustments, net.

The Company’s actual results for the quarter ended June 30, 2017 compare to its guidance originally provided as follows:

Metric	Quarter Ended June 30, 2017 Guidance (1)	Adjustments (2)	Adjusted Prior Second Quarter 2017 Guidance	Quarter Ended June 30, 2017 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income ($ millions)	$43 to $47	―	$43 to $47	$51	+ $6
Hotel Portfolio RevPAR Growth	+ 0.75% to + 2.75%	―	+ 0.75% to + 2.75%	2.5%	+ 0.75%
Adjusted EBITDA ($ millions)	$96 to $99	―	$96 to $99	$102	+ $4
Adjusted FFO Attributable to Common Stockholders ($ millions)	$78 to $81	―	$78 to $81	$85	+ $5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.35 to $0.37	―	$0.35 to $0.37	$0.38	+ $0.02
Diluted Weighted Average Shares Outstanding	219,500,000	+ 900,000	220,400,000	220,400,000	―

(1)	Represents guidance presented on May 2, 2017.
(2)

Adjustments reflect the sale of the Marriott Park City in June 2017,  which had an immaterial impact on prior guidance, as well as the Company's second quarter 2017 weighted average share equity issuances under its “ATM Agreements” (defined below).

Recent Developments

On June 14, 2017, the Company sold the 199-room Marriott Park City in Utah for net proceeds of $27.0 million, and recognized a net gain on the sale of $1.2 million.

On July 25, 2017, the Company purchased the Oceans Edge Hotel & Marina located in Key West, Florida (the “Hotel”) for a contractual purchase price of $175.0 million. Located on 20 land and water acres on Stock Island, the newly constructed and recently opened Hotel consists of a 175-room fee simple hotel, a marina, wet and dry boat slips and a marina fuel station. Nearly half of the Hotel’s rooms are suites, and all rooms feature private balconies with views of the Atlantic Ocean. The Company funded the acquisition with available cash on hand, including proceeds from the recent sales of the Marriott Park City and the Fairmont Newport Beach, as well as net proceeds received from the Company’s recent equity issuances under its ATM Agreements.

Balance Sheet/Liquidity Update

As of June  30, 2017, the Company had $663.7 million of cash and cash equivalents, including restricted cash of $66.4 million. Adjusting for the $175.0 million acquisition of the Hotel in July 2017, total pro forma unrestricted cash as of June 30, 2017 would be $422.3 million. A portion of the pro forma unrestricted cash balance is expected to be used to pay the Company’s fourth quarter catch-up cash dividend, if any, which may include net taxable gains from asset sales.

As of June 30, 2017, the Company had total assets of $3.8 billion, including $3.1 billion of net investments in hotel properties, total consolidated debt of $994.8 million and stockholders’ equity of $2.6 billion.

During the second quarter of 2017, the Company issued 4,685,023 shares of its common stock for gross proceeds of $76.2 million. In July 2017, the Company issued an additional 191,832 shares for gross proceeds of $3.2 million. The 191,832 shares were sold at the end of June, but due to customary settlement periods, the shares were not delivered until July. The shares were issued in connection with an “At the Market” (“ATM”) program pursuant to Equity Distribution Agreements (“ATM Agreements”), which the Company entered into during the first quarter of 2017 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. Under the ATM Agreements, the Company is authorized to issue common stock having an aggregate offering amount of up to $300.0 million. As of August 1, 2017, the Company had $220.6 million available for sale under the ATM Agreements.

Capital Improvements

The Company invested $29.6 million into capital improvements of its portfolio during the three months ended June 30, 2017.  In 2017, the Company expects to invest approximately $125 million to $140 million into its portfolio, which includes the final payments for the Wailea Beach Resort repositioning completed at the end of 2016.

2017 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, noncash impairment expense, changes in deferred tax assets or valuation allowances, severance costs associated with restructuring hotel services, early lease termination costs,  prior year property tax assessments or credits, debt repurchases/repayments, or unannounced financings during 2017.

For the third quarter of 2017, the Company expects:

Metric	Quarter Ended September 30, 2017 Guidance (1)
Net Income ($ millions)	$34 to $37
26 Hotel Portfolio RevPAR Growth (2)	- 0.5% to + 1.5%
Adjusted EBITDA ($ millions)	$83 to $86
Adjusted FFO Attributable to Common Stockholders ($ millions)	$66 to $69
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.29 to $0.31
Diluted Weighted Average Shares Outstanding	224,700,000

For the full year of 2017, the Company expects:

Metric	Prior Full Year 2017 Guidance (3)	Adjustments (4)	Adjusted Prior Full Year 2017 Guidance	Current Full Year 2017 Guidance (1)	Change in Full Year 2017 Guidance Midpoint
Net Income ($ millions)	$156 to $174	+ $2	$158 to $176	$170 to $186	+ $11
26 Hotel Portfolio RevPAR Growth (2)	+ 1.5% to + 3.5%	―	+ 1.5% to + 3.5%	+ 1.5% to + 3.5%	―
Adjusted EBITDA ($ millions)	$316 to $334	+ $3	$319 to $337	$325 to $340	+ $5
Adjusted FFO Attributable to Common Stockholders ($ millions)	$250 to $268	+ $3	$252 to $270	$258 to $274	+ $5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.14 to $1.22	- $0.01	$1.13 to $1.21	$1.16 to $1.23	+ $0.03
Diluted Weighted Average Shares Outstanding	219,800,000	+ 2,700,000	222,500,000	222,500,000	―

(1)	See pages 12 and 13 for detailed reconciliations of Net Income to non-GAAP financial measures.
(2)	The Oceans Edge Hotel & Marina is excluded from the guidance for RevPAR Growth as it did not open until January 2017.
(3)	Represents guidance presented on May 2, 2017.
(4)

Adjustments reflect the sale of the Marriott Park City in June 2017, the Company's weighted average share issuances under its ATM agreements and the acquisition of the Oceans Edge Hotel & Marina in July 2017.

Third quarter and full year 2017 guidance are based in part on the following assumptions:

•	Full year 26 Hotel Portfolio RevPAR guidance is benefiting 150 to 200 basis points from the completed repositioning at the Wailea Beach Resort.
•	Full year 26 Hotel Portfolio Adjusted EBITDA Margin change of approximately flat to + 75 basis points.
•	Full year corporate overhead expense (excluding deferred stock amortization and one-time expenses related to any acquisition closing costs) of approximately $19.5 million to $20.5 million.
•	Full year amortization of deferred stock compensation expense of approximately $8.0 million.
•

Full year interest expense of approximately $48.3 million to $48.7 million, including approximately $2.3 million in amortization of deferred financing fees and excluding approximately $1.4 million of capital lease obligation interest.

•	Full year total preferred dividends of $12.8 million, which includes the Series E and Series F cumulative redeemable preferred stock.

Dividend Update

On July 28, 2017, the board of directors declared a cash dividend of $0.05 per share of common stock, as well as cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on October  16, 2017 to stockholders of record as of September 30, 2017.

The Company expects to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2017. To the extent that the expected regular quarterly dividends for 2017 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch-up” dividend in January 2018. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter 2017 financial results on August 2, 2017, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-323-794-2130 and reference conference code 2029967 to listen to the call live. A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of August 1, 2017 has interests in 27 hotels comprised of 13,202 rooms. Sunstone’s hotels are primarily in the urban and resort upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns through the ownership of long-term relevant lodging real estate. Our values include transparency, trust, ethical conduct, honest communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to own hotels that will maintain a high appeal with travelers over long periods of time and will generate economic earnings materially in excess of recurring capital requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, changes in the European Union or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of August 1, 2017, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDA; and hotel Adjusted EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders,  hotel Adjusted EBITDA and hotel Adjusted EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly the same as the Company does. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA and Adjusted EBITDA are commonly used measures of performance in many industries. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA and Adjusted EBITDA facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

•

Ground rent adjustments: we exclude the noncash expense incurred from straight-lining our ground lease obligations as this expense does not reflect the actual rent amounts due to the respective lessors in the current period and is of lesser significance in evaluating our actual performance for the current period.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions that meet the Financial Accounting Standard Board’s (“FASB”) definition of a business in accordance with the Business Combinations Topic of the Accounting Standards Codification are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

•	Noncontrolling interest: we deduct the noncontrolling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO attributable to common stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; property-level restructuring, severance and management transition costs; lease terminations; and any gains or losses we have recognized on sales or redemptions of assets other than real estate investments.

In addition, to derive Adjusted EBITDA we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Centric Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the actual rent due to the hotel’s lessor in the current period, as well as the operating performance of the Hyatt Centric Chicago Magnificent Mile.  We  also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the noncash gains or losses on our derivatives, as well as income tax benefits or provisions associated with any changes to deferred tax assets or the valuation allowance, the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel  Adjusted EBITDA and hotel  Adjusted EBITDA margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDA results in a more accurate presentation of the hotel Adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 26 Hotel Comparable Portfolio is comprised of all 26 hotels we owned as of June 30, 2017.  We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions, as well as by those hotels that we classify as held for sale, those hotels that are undergoing a material renovation or repositioning and those hotels whose room counts have materially changed during either the current or prior year. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Our 27 Hotel Pro Forma Portfolio is comprised of all 26 hotels we owned as of June 30, 2017 as well as the Oceans Edge Hotel & Marina acquired in July 2017. We obtained prior ownership information from the Oceans Edge Hotel & Marina’s previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages 10 and 11. Reconciliations and the components of hotel Adjusted EBITDA and hotel  Adjusted EBITDA margin are set forth on page 14.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$597,318	$369,537
Restricted cash	66,415	67,923
Accounts receivable, net	46,319	39,337
Inventories	1,235	1,225
Prepaid expenses	8,817	10,489
Assets held for sale, net	—	79,113
Total current assets	720,104	567,624

Investment in hotel properties, net	3,104,969	3,158,219
Deferred financing fees, net	1,826	4,002
Other assets, net	15,050	9,389

Total assets	$3,841,949	$3,739,234

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$29,182	$36,110
Accrued payroll and employee benefits	20,231	24,896
Dividends and distributions payable	14,465	119,847
Other current liabilities	46,111	39,869
Current portion of notes payable, net	9,023	184,929
Liabilities of assets held for sale	—	3,153
Total current liabilities	119,012	408,804

Notes payable, less current portion, net	980,066	746,374
Capital lease obligations, less current portion	15,574	15,574
Other liabilities	36,631	36,650
Total liabilities	1,151,283	1,207,402

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at June 30, 2017 and December 31, 2016, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at June 30, 2017 and December 31, 2016, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 225,152,175 shares issued and outstanding at June 30, 2017 and 220,073,140 shares issued and outstanding at December 31, 2016	2,252	2,201
Additional paid in capital	2,672,216	2,596,620
Retained earnings	897,968	786,901
Cumulative dividends and distributions	(1,121,645)	(1,092,952)
Total stockholders' equity	2,640,791	2,482,770
Noncontrolling interest in consolidated joint venture	49,875	49,062
Total equity	2,690,666	2,531,832

Total liabilities and equity	$3,841,949	$3,739,234

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues
Room	$223,653	$224,176	$414,020	$411,473
Food and beverage	78,621	81,298	154,122	152,532
Other operating	16,522	16,686	31,397	32,447
Total revenues	318,796	322,160	599,539	596,452
Operating expenses
Room	54,557	54,517	105,849	105,561
Food and beverage	50,969	52,939	101,506	104,868
Other operating	4,033	4,132	7,864	8,188
Advertising and promotion	14,911	15,277	29,857	30,270
Repairs and maintenance	10,796	10,999	21,763	22,263
Utilities	7,291	7,348	14,513	14,862
Franchise costs	9,881	9,898	17,936	17,994
Property tax, ground lease and insurance	20,791	18,157	42,078	40,997
Other property-level expenses	35,766	37,982	70,504	72,695
Corporate overhead	7,573	6,809	14,352	13,526
Depreciation and amortization	39,525	40,680	80,332	80,727
Total operating expenses	256,093	258,738	506,554	511,951
Operating income	62,703	63,422	92,985	84,501
Interest and other income	849	355	1,570	844
Interest expense	(13,084)	(15,872)	(24,333)	(35,882)
Loss on extinguishment of debt	—	(154)	(4)	(259)
Gain on sale of assets	1,189	18,223	45,474	18,223
Income before income taxes	51,657	65,974	115,692	67,427
Income tax provision	(242)	(238)	(450)	(475)
Net income	51,415	65,736	115,242	66,952
Income from consolidated joint venture attributable to noncontrolling interest	(2,183)	(1,655)	(4,175)	(3,305)
Preferred stock dividends and redemption charge	(3,207)	(6,783)	(6,414)	(9,549)
Income attributable to common stockholders	$46,025	$57,298	$104,653	$54,098

Basic and diluted per share amounts:
Basic and diluted income attributable to common stockholders per common share	$0.21	$0.26	$0.47	$0.25

Basic and diluted weighted average common shares outstanding	220,130	215,385	219,614	214,136

Distributions declared per common share	$0.05	$0.05	$0.10	$0.10

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income	$51,415	$65,736	$115,242	$66,952
Operations held for investment:
Depreciation and amortization	39,525	40,680	80,332	80,727
Amortization of lease intangibles	63	64	126	127
Interest expense	13,084	15,872	24,333	35,882
Income tax provision	242	238	450	475
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(2,183)	(1,655)	(4,175)	(3,305)
Depreciation and amortization	(612)	(870)	(1,487)	(1,735)
Interest expense	(488)	(414)	(945)	(827)
EBITDA	101,046	119,651	213,876	178,296

Operations held for investment:
Amortization of deferred stock compensation	2,591	2,463	4,340	4,077
Amortization of favorable and unfavorable contracts, net	96	19	195	15
Noncash ground rent	(285)	460	(560)	948
Capital lease obligation interest - cash ground rent	(351)	(351)	(702)	(702)
Gain on sale of assets, net	(1,180)	(18,227)	(45,750)	(18,234)
Loss on extinguishment of debt	—	154	4	259
Closing costs - completed acquisitions	374	—	374	—
Prior year property tax adjustments, net	(101)	(3,943)	(101)	(4,040)
Property-level restructuring, severance and management transition costs	—	—	—	1,560
Lease termination costs	—	1,000	—	1,000
Noncontrolling interest:
Noncash ground rent	73	(112)	145	(225)
	1,217	(18,537)	(42,055)	(15,342)

Adjusted EBITDA	$102,263	$101,114	$171,821	$162,954

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income	$51,415	$65,736	$115,242	$66,952
Preferred stock dividends and redemption charge	(3,207)	(6,783)	(6,414)	(9,549)
Operations held for investment:
Real estate depreciation and amortization	39,402	40,526	80,080	80,419
Amortization of lease intangibles	63	64	126	127
Gain on sale of assets, net	(1,180)	(18,227)	(45,750)	(18,234)
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(2,183)	(1,655)	(4,175)	(3,305)
Real estate depreciation and amortization	(612)	(870)	(1,487)	(1,735)
FFO attributable to common stockholders	83,698	78,791	137,622	114,675

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	96	19	195	15
Noncash ground rent	(285)	460	(560)	948
Noncash interest related to loss on derivatives, net	1,006	2,782	349	9,184
Loss on extinguishment of debt	—	154	4	259
Closing costs - completed acquisitions	374	—	374	—
Prior year property tax adjustments, net	(101)	(3,943)	(101)	(4,040)
Property-level restructuring, severance and management transition costs	—	—	—	1,560
Lease termination costs	—	1,000	—	1,000
Preferred stock redemption charge	—	4,052	—	4,052
Noncontrolling interest:
Noncash ground rent	73	(112)	145	(225)
Noncash interest related to loss on derivative	—	—	(4)	—
	1,163	4,412	402	12,753

Adjusted FFO attributable to common stockholders	$84,861	$83,203	$138,024	$127,428

FFO attributable to common stockholders per diluted share	$0.38	$0.37	$0.63	$0.54

Adjusted FFO attributable to common stockholders per diluted share	$0.38	$0.39	$0.63	$0.59

Basic weighted average shares outstanding	220,130	215,385	219,615	214,136
Shares associated with unvested restricted stock awards	291	116	276	100
Diluted weighted average shares outstanding	220,421	215,501	219,891	214,236

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Third Quarter 2017

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	September 30, 2017
	Low	High

Net income	$33,900	$37,300
Depreciation and amortization	38,300	38,200
Amortization of lease intangibles	100	100
Interest expense	12,300	12,100
Income tax provision	200	200
Noncontrolling interest	(3,200)	(3,300)
Amortization of deferred stock compensation	1,800	1,800
Noncash ground rent	(300)	(300)
Capital lease obligation interest - cash ground rent	(400)	(400)
Closing costs - completed acquisitions	300	300
Adjusted EBITDA	$83,000	$86,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$33,900	$37,300
Preferred stock dividends	(3,200)	(3,200)
Real estate depreciation and amortization	38,200	38,100
Amortization of lease intangibles	100	100
Noncontrolling interest	(2,800)	(2,900)
Noncash ground rent	(300)	(300)
Closing costs - completed acquisitions	300	300
Adjusted FFO attributable to common stockholders	$66,200	$69,400

Adjusted FFO attributable to common stockholders per diluted share	$0.29	$0.31

Diluted weighted average shares outstanding	224,700	224,700

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2017

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2017
	Low	High

Net income	$169,500	$185,500
Depreciation and amortization	157,000	156,600
Amortization of lease intangibles	300	300
Interest expense	48,700	48,300
Income tax provision	900	900
Noncontrolling interest	(11,900)	(12,100)
Amortization of deferred stock compensation	8,000	8,000
Amortization of favorable and unfavorable contracts, net	200	200
Noncash ground rent	(1,100)	(1,100)
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Gain on sale of assets, net	(45,800)	(45,800)
Closing costs - completed acquisitions	700	700
Prior year property tax adjustments, net	(100)	(100)
Adjusted EBITDA	$325,000	$340,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$169,500	$185,500
Preferred stock dividends	(12,800)	(12,800)
Real estate depreciation and amortization	156,600	156,400
Amortization of lease intangibles	300	300
Noncontrolling interest	(10,000)	(10,100)
Amortization of favorable and unfavorable contracts, net	200	200
Noncash ground rent	(1,100)	(1,100)
Noncash interest related to loss on derivatives, net	300	300
Gain on sale of assets, net	(45,800)	(45,800)
Closing costs - completed acquisitions	700	700
Prior year property tax adjustments, net	(100)	(100)
Adjusted FFO attributable to common stockholders	$257,800	$273,500

Adjusted FFO attributable to common stockholders per diluted share	$1.16	$1.23

Diluted weighted average shares outstanding	222,500	222,500

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

26 Hotel Comparable Portfolio Adjusted EBITDA and Margins

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

26 Hotel Comparable Portfolio Adjusted EBITDA Margin (1)	34.5%	35.3%	31.1%	30.7%
26 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net (2)	34.5%	34.0%	31.1%	30.0%

Total revenues	$318,796	$322,160	$599,539	$596,452
Non-hotel revenues (3)	(22)	(99)	(40)	(220)
Total Actual Hotel Revenues	318,774	322,061	599,499	596,232
Sold hotel revenues (4)	(1,244)	(11,667)	(9,981)	(27,440)
Total 26 Hotel Comparable Portfolio Revenues	$317,530	$310,394	$589,518	$568,792

Net income	$51,415	$65,736	$115,242	$66,952
Non-hotel revenues (3)	(22)	(99)	(40)	(220)
Non-hotel operating expenses, net (5)	(446)	304	(881)	634
Property-level restructuring, severance and management transition costs (6)	—	—	—	1,560
Lease termination costs (6)	—	1,000	—	1,000
Corporate overhead	7,573	6,809	14,352	13,526
Depreciation and amortization	39,525	40,680	80,332	80,727
Interest and other income	(849)	(355)	(1,570)	(844)
Interest expense	13,084	15,872	24,333	35,882
Loss on extinguishment of debt	—	154	4	259
Gain on sale of assets	(1,189)	(18,223)	(45,474)	(18,223)
Income tax provision	242	238	450	475
Actual Hotel Adjusted EBITDA	109,333	112,116	186,748	181,728
Sold hotel Adjusted EBITDA (4)	324	(2,494)	(3,165)	(7,265)
26 Hotel Comparable Portfolio Adjusted EBITDA	109,657	109,622	183,583	174,463
Prior year property tax adjustments, net (7)	(101)	(3,943)	(101)	(4,040)
26 Hotel Comparable Portfolio Adjusted EBITDA, excluding prior year property tax adjustments, net	$109,556	$105,679	$183,482	$170,423

* Footnotes on page  15

(1)	26 Hotel Comparable Portfolio Adjusted EBITDA Margin is calculated as 26 Hotel Comparable Portfolio Adjusted EBITDA divided by Total 26 Hotel Comparable Portfolio Revenues.
(2)

26 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net is calculated as 26 Hotel Comparable Portfolio Adjusted EBITDA, excluding prior year property tax adjustments, net divided by Total 26 Hotel Comparable Portfolio Revenues.

(3)

Non-hotel revenues include the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort.

(4)

Sold hotel includes hotel revenues and Adjusted EBITDA generated during the Company's ownership period for Marriott Park City, the Fairmont Newport Beach and the Sheraton Cerritos, sold in June 2017, February 2017 and May 2016, respectively.

(5)

Non-hotel operating expenses, net include the following: the amortization of lease intangibles; the amortization of a favorable management agreement; noncash ground rent; and capital lease obligation interest - cash ground rent.

(6)

Property-level restructuring, severance and management transition costs for the six months ended June 30, 2016 include the following severance costs: Hilton Times Square $0.5 million; Hyatt Regency San Francisco $0.9 million; and Wailea Beach Resort $0.1 million. Lease termination costs for the three and six months ended June 30, 2016 include $1.0 million at the Wailea Beach Resort.

(7)

Prior year property tax adjustments, net for both the three and six months ended June 30, 2017 excludes the additional net benefit of $0.1 million. Prior year property tax adjustments, net for the three and six months ended June 30, 2016 excludes the additional net benefit of $3.9 million and $4.0 million, respectively.